Exhibit 99.1
PRESS RELEASE
For Immediate Release

Atlantic BancGroup, Inc. announces first quarter 2009 results.

JACKSONVILLE BEACH, FLORIDA, May 14, 2009

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its first quarter 2009 results.

Consolidated losses totaled $68,000 for the quarter ended March 31, 2009, which compares with net income of $47,000 for the same period of 2008.  The first quarter of 2009 would have shown net income of $44,000; however, the FDIC took our primary correspondent bank, Silverton Bank, National Association, Atlanta, Georgia, into receivership on May 1, 2009. As part of the correspondent relationship, Oceanside Bank owned shares of Silverton Bank common stock, which is now impaired. Retroactive to March 31, 2009, Oceanside elected to write-down all the Silverton Bank common stock.  This write-down of $112,000 (net of income tax benefit) caused a swing from net earnings of $44,000 to the net loss of $68,000 reported for this quarter.  Management anticipates experiencing no other losses due to its relationship with Silverton Bank.
The loss per basic and diluted share for the quarter ended March 31, 2009, was $0.05 compared with earnings per basic and diluted share of $0.04 for the same period in 2008.  This quarter’s results showed significant improvement over the last two quarters of 2008, when consolidated losses totaled $1,772,000.  Asset quality improved as internally classified loans and total nonperforming assets declined approximately 7% and 9%, respectively, from year-end 2008.  Oceanside Bank remains well capitalized under current regulatory guidelines, and showed improvement with total capital to risk-weighted assets of 10.43% at March 31, 2009 (adjusted for the Silverton Bank loss) versus 10.25% at December 31, 2008.

 “While we cannot predict the direction of the local, state, national, and international economy and the impact they may have on our operations, the steps taken in 2008 to identify and mitigate our risks and the first quarter of 2009 improvements in our nonperforming assets are encouraging.  In the first quarter of 2009, we increased our reserves to cover loan losses from 1.93% at year-end 2008 to 1.96% at March 31, 2009.  Annualized first quarter net charge-offs were 0.33% as compared with 1.27% in 2008.  Our net interest margin improved to 3.11% in 2009 versus 3.03% for all of 2008.  We have taken steps to reduce our expenses, which should also improve our results for the remainder of 2009,” stated Chief Executive Officer Barry W. Chandler.

Mr. Chandler continued, “consolidated total assets at March 31, 2009, were $277.5 million, an increase of 5.3% over March 31, 2008.  Consolidated deposits and consolidated net loans grew 8.4% and 4.6% respectively, over the same period, with consolidated deposits at $241.4 million and consolidated net loans at $203.4 million at March 31, 2009.”

Atlantic BancGroup, Inc. is a publicly traded bank holding company, trading on the NASDAQ Capital Market, symbol ATBC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.